Exhibit 23.1

SSY Consultancy & Research Ltd

June 15, 2016

Scorpio Bulkers Inc.
9, Boulevard Charles III
MC 98000 Monaco

Gentlemen:

Reference is made to the registration statement on Form F-3 (File No. 333-201354) of Scorpio Bulkers Inc. (the "Company"), the prospectus included therein filed with the U.S. Securities and Exchange Commission (the "SEC"), a preliminary prospectus supplement thereto dated June 14, 2016 (the "Preliminary Prospectus Supplement"), and a final prospectus supplement thereto dated June 15, 2016 (the "Final Prospectus Supplement"). We hereby consent to all references to our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement and to the use of the statistical information and industry and market data in the full format (including all disclaimers) supplied by us as set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement.
We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such information and data, we advise you that:
(1)	certain information in our database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and
(2)	the information in the databases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to a Report on Form 6-K to be filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and to the reference to our firm in the sections of the Preliminary Prospectus Supplement and the Final Prospectus Supplement entitled "Industry and Market Conditions" and "Industry and Market Data."

Yours faithfully,
/s/ John Kearsey
JP Kearsey
Director
SSY Consultancy & Research Ltd

SSY Consultancy & Research Ltd
Lloyds Chambers | 1 Portsoken Street | London | E1 8PH | UK
T: +44 (0)20 7977 7404 | F: +44 (0)20 7265 1549 | E: research@ssy.co.uk
www.ssyonline.com

Company registered in England Registered No. 1971247